Exhibit 99.1

ReAble Therapeutics and IOMED Contact:
Harry L. Zimmerman Executive Vice President – General Counsel (512) 832-9500 harry_zimmerman@reableinc.com

ReAble Therapeutics Completes Acquisition of IOMED

Austin, TX and Salt Lake City, UT (August 9, 2007) – ReAble Therapeutics, Inc. and IOMED, Inc. (AMEX:IOX) today announced that they have completed ReAble’s acquisition of Iomed which was approved at a special meeting of Iomed’s shareholders on August 8, 2007. Under the terms of the merger agreement, Iomed’s shareholders will receive $2.75 in cash for each Iomed common share they hold.

Iomed has notified the American Stock Exchange of the effectiveness of the merger, and Iomed’s shares are expected to be de-listed effective August 10, 2007. Mellon Investor Services LLC has been appointed as the agent for the payment of merger consideration following consummation of the transaction, and the disbursing agent has agreed to contact Iomed’s shareholders shortly with instructions on how to obtain payment for their shares.

About ReAble Therapeutics, Inc.
ReAble (formerly Encore Medical Corporation) is a diversified rehabilitation and orthopedic device company, that develops, manufactures and distributes a comprehensive range of high-quality medical devices used by physicians, therapists, athletic trainers, orthopedic surgeons, and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events, and sports-related injuries. Through its Orthopedic Rehabilitation Division, ReAble is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. ReAble’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products. For more information, visit www.reableinc.com.

About Iomed, Inc.
IOMED is a diversified drug delivery product and technology company, focused primarily on iontophoresis. Iontophoresis is a technology that delivers pharmaceuticals transdermally using electric current to ionize drug molecules and propel them through the skin. Iontophoresis is used to deliver medication both locally and systemically. IOMED has been publicly traded on the American Stock Exchange under the symbol IOX. For more information, visit www.iomed.com.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding the merger with ReAble Therapeutics and Iomed’s future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including the definitive proxy statement regarding the merger and Iomed’s reports on Forms 10-K, 10-Q and 8-K.

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